Taminco Corporation Announces Second Quarter 2014 Results

ALLENTOWN, Pa., Aug. 7, 2014 /PRNewswire/ -- Taminco Corporation ("Taminco" or the "Company") (NYSE: TAM), the world's largest integrated producer of alkylamines and alkylamine derivatives for use in the manufacturing of everyday products, today announced results for its second quarter of 2014. Unless otherwise noted, year ago comparisons refer to the three month period ended June 30, 2013.

Fiscal 2014 Second Quarter Highlights

  Volume increased 25% year over year to 182K tons
  Net Sales rose 21% year over year to $370 million
  Adjusted EBITDA grew 17% to $77 million for a 21% margin
  Completed the Methylamine expansion project at our Pace, FL facility
  Reiterating full year Adjusted EBITDA guidance of $290-295 million on record Q2 2014 performance
  Integration of Formic Acid Solutions is on track

Record Second Quarter with 17% Adjusted EBITDA Growth

"Taminco achieved record performance in the second quarter, driven by strong demand in our Specialty Amines and Crop Protection businesses. Sales in North America, Europe and our emerging markets all outperformed their respective regional economies. During the quarter, we also completed our Methylamine expansion project at our Pace, Florida facility which will support the growth of our Methylamines and derivatives customers for the foreseeable future. In addition, the integration of the Formic Acid Solutions business is on track, and we feel comfortable with the anticipated synergies and growth opportunities," said Taminco Chief Executive Officer Laurent Lenoir. "With the majority of our large capital expenditures behind us for the year, we are well positioned to drive strong cash flow and Adjusted EBITDA growth in the second half of the year. Behind the strength of our first half results, we are reiterating our full year Adjusted EBITDA guidance of $290-295 million," Lenoir commented further.

For the quarter ended June 30, 2014, the Company generated net sales of $370 million, an increase of $65 million, or 21%, compared to $305 million in the corresponding period of 2013. The results were primarily driven by strong growth in Specialty Amines and Crop Protection. The second quarter also includes 3 months of contribution from the Formic Acid Solutions business.

On a regional basis, for the quarter, 42% of our net sales were sold in North America, 42% in Europe, and 16% in the emerging markets (8% in Latin America and 8% in Asia). North America was up 10% year over year primarily due to higher volume in Specialty Amines. Our European business was significantly up 42% year over year due to strong sales across all divisions and the contribution of the Formic Acid business. Emerging markets increased 10% from the prior year period due to strong sales in Latin America of Specialty Amines and Crop Protection.

Adjusted EBITDA for the three months ended June 30, 2014 was $77 million compared to $66 million in the period ended June 30, 2013. This was primarily due to strength in Specialty Amines, Crop Protection and the contribution of the Formic Acid business. Adjusted EBITDA margin was 21% for the quarter.

First Half 2014 Comparison versus First Half 2013

Net sales for the six months ended June 30, 2014 grew by 12% to $689 million in comparison to the six months ended June 30, 2013 driven primarily by strength in Specialty Amines and Crop Protection, as well as the contribution from the Formic Acid Solutions business. During the period, net sales grew by 28% in Specialty Amines, increased by 9% in Crop Protection and declined by 3% in Functional Amines.

Adjusted EBITDA for the six months ended June 30, 2014 was $147 million or 21% of net sales, compared to $132 million in the period ended June 30, 2013. The growth in Adjusted EBITDA of $15 million was due to an overall business improvement which was driven by Specialty Amines and Crop Protection sales and margins, as well as the contribution of the Formic Acid Solutions business.

Quarterly Segment Results

Functional Amines

Volume in the Functional Amines segment was 75 kT for the quarter ended June 30, 2014, flat compared to the corresponding period of 2013. Net sales were $140 million for the quarter, an increase of 2% from the corresponding period of 2013. The increase in net sales was primarily due to positive momentum in energy and personal & home care markets and mix effects. The agriculture market improved from the first quarter but was still below last year. Adjusted EBITDA from the Functional Amines segment was $30 million for the three months ended June 30, 2014, a decrease of 6% compared to the corresponding period of 2013. The decrease was primarily driven by lower margins due to an unfavorable mix effect.

Specialty Amines

Volume in the Specialty Amines segment was 92 kT for the quarter ended June 30, 2014, an increase of 59% from the corresponding period of 2013. Net sales were $188 million for the quarter, an increase of 44% from the corresponding period of 2013. The increase was primarily due to strong demand in energy, personal & home care and water treatment, both in the US and Europe, and the contribution of the Formic Acid Solutions business. Adjusted EBITDA from the Specialty Amines segment was $34 million during the quarter, an increase of 48% from the corresponding period of 2013. The increase was primarily driven by the increase in volume as well as higher pricing and product mix effects.

Crop Protection

Volume in the Crop Protection segment was 15 kT for the quarter ended June 30, 2014, an increase of 15% from the corresponding period of 2013. Net sales were $42 million for the quarter, an improvement of 14% from the corresponding period of 2013. This positive trend was primarily due to strong performance in Europe and Latin America, as well as improved product mix confirming the strong growth already achieved in Q1. Adjusted EBITDA from the Crop Protection segment was $13 million for the quarter, an increase of 18% from the corresponding period in 2013. The increase was primarily driven by higher pricing and significantly positive mix effects.

Balance Sheet and Cash Flow

As of June 30, 2014, the Company had cash and cash equivalents of approximately $67 million on the balance sheet.

The Company's total indebtedness as of June 30, 2014 consisted of $638 million in Term Loan Facilities, $400 million in Senior Secured Notes, and $7 million of capital lease obligations. Net debt totaled $978 million as of June 30, 2014. The Company's net debt to Adjusted EBITDA is 3.4x on a pro forma basis. Leverage has only moderately increased from the prior year period, which was due to the Formic Acid Solutions acquisition.

The Company generated cash from operations of $93 million and recurring free cash flow of $50 million for the six months ended June 30, 2014. The Company had $54 million of capital expenditures, driven by the methylamine expansion project and $30 million of interest payments on the Senior Secured Notes and Term Loan Facilities for the first six months ended June 30, 2014. Free cash flow generation is expected to be robust in the second half of the year, following the completion of the methylamine capacity expansion at the Pace facility. Total tangible capital expenditures for FY '14 are expected to be $85 million.

Conference Call

As previously announced, the Company will host a conference call to discuss its second quarter 2014 results before the market open on Thursday, August 7, 2014 at 8:00 a.m. (Eastern Time). A slide presentation for the call will be available on the Investors section of the Company's Website at www.taminco.com. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13587468. The replay will be available until August 21, 2014.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.taminco.com. The on-line replay will be available for a limited time beginning immediately following the call.

To learn more about Taminco, please visit the Company's Web site at www.taminco.com. Taminco uses its Web site as a channel of distribution of material company information. Financial and other material information regarding Taminco is routinely posted on the company's Web site and is readily accessible.

About Taminco Corporation

Taminco is a global specialty chemical company with a clear focus on niche markets and the world's largest integrated producer of alkylamines and alkylamine derivatives. Our products are used by customers in the manufacture of a diverse array of everyday products for the agriculture, water treatment, personal & home care, animal nutrition and oil & gas end-markets. Our products provide these goods with a variety of ancillary characteristics required for optimal performance. We currently employ about 1,000 people and operate in 20 countries with eight production facilities in the US, Europe and Asia.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as "anticipate," "expect," "suggests," "plan," "believe," "intend," "estimates," "targets," "projects," "should," "could," "would," "may," "will," "forecast," and other similar expressions. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission and subsequent filings by the Company. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. In addition, the integration of the Formic Acid acquisition is subject to a number of uncertainties and there can be no assurances that the Company's expectations with respect to the acquisition will be realized. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update one or more forward-looking statements, there should be no inference that we will make additional updates with respect to those or other forward-looking statements.

Taminco Corporation
Consolidated Statement of Operations
($ in Millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$ 370	$ 305	$ 689	$ 615
Cost of sales	308	250	572	503
Gross Profit	62	55	117	112
Selling, general and administrative expense	20	14	37	29
Research and development expense	3	3	5	6
Other operating expense	2	37	6	39
Operating income (loss)	37	1	69	38
Interest expense, net	17	24	35	48
Loss on early extinguishment of debt	-	12	-	12
Other non-operating (income) expense, net	-	-	(1)	(2)
Income (loss) before income taxes and equity in losses	20	(35)	35	(20)
Income tax expense (benefit)	6	(22)	10	(16)
Income (loss) before results from equity in losses	14	(13)	25	(4)
Equity in losses of unconsolidated entities	-	-	1	1
Net income (loss) for the period	$ 14	$ (13)	$ 24	$ (5)

Net income (loss) per common share:
Basic	$ 0.21	$ (0.21)	$ 0.36	$ (0.09)
Diluted	$ 0.21	$ (0.21)	$ 0.36	$ (0.09)
Weighted average number of common shares outstanding
Basic	66,415,798	62,780,206	66,413,508	56,030,468
Diluted	66,848,341	62,780,206	66,854,157	56,030,468

Taminco Corporation
Consolidated Balance Sheets
($ in Millions)

	June 30,	December 31,
Assets	2014	2013
Current assets:
Cash and cash equivalents	$ 67	$ 88
Trade receivables, net of allowance for doubtful accounts of $1.1 million in both 2014 and 2013	86	62
Related parties receivables	-	1
Inventories	151	138
Deferred income taxes	4	4
Prepaid expenses and other current assets	14	10
Income tax receivable	2	8
Total current assets	324	311
Property, plant and equipment, net	607	470
Equity method investment	21	22
Intangible assets, net	533	539
Goodwill	492	466
Deferred income taxes	2	2
Capitalized debt issuance costs	44	46
Total assets	$ 2,023	$ 1,856

Liabilities and Equity
Current liabilities:
Current installments of long-term debt	$ 8	$ 6
Trade payables	116	103
Income taxes payable	4	1
Other current liabilities	45	42
Deferred income taxes	3	3
Total current liabilities	176	155
Long-term debt	1,037	908
Deferred income taxes	235	241
Long-term pension and post employment benefit obligations	22	20
Other liabilities	7	7
Total liabilities	1,477	1,331

Common stock ($0.001 par value, 250,000,000 shares authorized, 66,471,193 shares issued and outstanding at June 30, 2014; 66,411,193 shares authorized and issued at December 31, 2013)	-	-
Additional paid-in capital	535	534
Retained earnings (deficit)	(11)	(35)
Accumulated other comprehensive income (loss)	22	26
Total stockholders' equity	546	525
Total liabilities and equity	$ 2,023	$ 1,856

Taminco Corporation
Consolidated Statements of Cash Flow
($ in Millions)

	Six Months Ended June 30,
	2014	2013
Cash flows provided by (used in) operating activities
Net income (loss)	$ 24	$ (5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	66	56
Deferred tax provision	(14)	(12)
Stock based compensation	1	-
Other non-cash adjustments:
Loss on early extinguishment of debt	-	5
Loss from equity method investment	1	1
Amortization of debt-related costs	5	4
Net change in assets and liabilities:
(Increase)/Decrease in accounts receivable	-	(15)
(Increase)/Decrease inventories	9	-
Increase/(Decrease) in accounts payable	(3)	20
(Increase)/Decrease in other current assets	3	(3)
Increase/(Decrease) in other current liabilities	1	(10)
Increase/(Decrease) in other non-current liabilities	-	(4)
Net cash flows provided by (used in) operating activities	93	37

Cash flows used in investing activities
Formic Acid Solutions Acquisition, net of cash acquired	(184)	-
Purchase of property, plant and equipment	(54)	(29)
Purchase of intangible assets	(5)	(3)
Net cash flows used in investing activities	(243)	(32)

Cash flows provided by (used in) financing activities
Proceeds from borrowings	137	-
Repayments of borrowings	(4)	(251)
Return of capital	-	(7)
Sale of common stock	-	233
Payments of debt issuance costs	(3)	(2)
Net cash flows provided by (used in) financing activities	130	(27)

Effect of exchange rate on cash and cash equivalents	(1)	(1)

Net increase / (decrease) in cash and cash equivalents	(21)	(23)
Cash and cash equivalents, beginning of period	88	67
Cash and cash equivalents, end of period	$ 67	$ 44

Supplemental Cash Flow Information:
Interest paid	$ 30	$ 41
Income tax payments, net	$ 15	$ 5
Non-cash investing activity:
Capital expenditures acquired but unpaid as of period end	$ 1	$ -

NON-GAAP FINANCIAL MEASURES: ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN AND RECURRING FREE CASH FLOW

We present Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow to enhance a prospective investor's understanding of our results of operations, financial condition, and cash generating ability of the operating business. EBITDA consists of profit for the period before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA and eliminates (i) transaction costs, (ii) restructuring charges, (iii) foreign currency exchange gains/losses, (iv) non-cash equity in earnings/losses of unconsolidated affiliates net of cash dividends received, (v) stock option compensation, (vi) shutdown costs associated with plant expansion and (vii) Apollo management and director fees and expenses. Adjusted EBITDA for the three and six month periods ended June 30, 2014 and 2013 are calculated in the same manner. Adjusted EBITDA Margin reflects Adjusted EBITDA as a percentage of Net Sales. Recurring Free Cash Flow consists of net cash flow provided by operations and eliminates capital expenditures and adds back cash paid for transaction costs related to the Formic Acid acquisition and shutdown costs associated with plant expansion. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis.

We believe Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our consolidated results of operations, financial position, and cash flows. Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow are measures used by our management, including our chief operating decision maker, to perform such evaluations, and additionally, Adjusted EBITDA is a factor in measuring compliance with debt covenants relating to certain of our borrowing arrangements, including our Senior Secured Credit Facilities and the indenture governing our Notes. You should not consider Adjusted EBITDA, Adjusted EBITDA Margin, or Recurring Free Cash Flow in isolation or as an alternative to (a) operating profit or profit for the period (as reported in accordance with U.S. GAAP), (b) cash flows from operating, investing and financing activities as a measure to meet our cash needs or (c) any other measures of performance under generally accepted accounting principles. You should exercise caution in comparing Adjusted EBITDA, Adjusted EBITDA Margin, or Recurring Free Cash Flow as reported by us to similar measures of other companies. In evaluating Adjusted EBITDA and Recurring Free Cash Flow, you should be aware that we are likely to incur expenses and cash outlays similar to the adjustments in this presentation in the future and that certain of these items could be considered recurring in nature. Our presentation of Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow should not be construed as an inference that our future results will be unaffected by non-recurring items.

The following table provides reconciliations of net income (loss) to Adjusted EBITDA for the periods presented ($ in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Income (Loss)	$ 14	$ (13)	$ 24	$ (5)
GAAP Income Taxes	6	(22)	10	(16)
Net Interest Expense & Def Fin. Fees	17	24	35	48
Operating Depreciation & Amortization	13	8	24	16
Acquisition Related Depreciation & Amortization	21	20	42	40
EBITDA	$ 71	$ 17	$ 135	$ 83

Transaction and Integration Costs	3	-	9	-
Foreign Currency Exchange Gains/Losses	(1)	(1)	(2)	(3)
Joint-Venture Investment	-	-	1	1
Stock Option Compensation	1	-	1	-
Loss on Early Extinguishment of Debt	-	12	-	12
Shutdown Costs Associated With Plant Expansion	3	-	3	-
Apollo Termination Fee	-	35	-	35
Apollo Management Fee	-	3	-	4
Adjusted EBITDA	$ 77	$ 66	$ 147	$ 132

The following table provides a reconciliation of net cash flows provided by operating activities to Recurring Free Cash Flow for the period discussed ($ in millions):

Actual
Six Months
Ended June 30, 2014

Net Cash Flows Provided by Operating Activities	$ 93
Capital Expenditures	(54)
Free Cash flow	39
Non-recurring cash items	11
Recurring Free Cash Flow	$ 50

CONTACT: Taminco Corporation - Investor Relations Inquiries: investorrelations@taminco.com, 610.366.6925